UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2021

StepStone Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39510	84-3868757
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Lexington Avenue, 31st Floor
New York, NY 10017
(Address of Principal Executive Offices)

(212) 351-6100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	STEP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Transaction Agreement

On July 7, 2021, StepStone Group Inc., a Delaware corporation (the “Company”), StepStone Group LP, a Delaware limited partnership (the “Partnership”), and certain wholly-owned subsidiaries of the Company, entered into a Transaction Agreement (the “Transaction Agreement”) with sellers party thereto (the “Sellers”), Greenspring Associates, Inc., a Delaware corporation (“GA Inc.”) and Greenspring Back Office Solutions, Inc., a Delaware corporation (“GBOS Inc.” and together with GA Inc., “Greenspring”) and Shareholder Representative Services LLC, solely in its capacity as the initial Seller Representative.

Pursuant to the Transaction Agreement, the Company agreed to acquire Greenspring and pay to Greenspring equityholders in the aggregate approximately (1) $185 million in cash, (2) 12,643,556 shares of the Class A common stock of the Company (the “Class A Consideration”) and (3) 3,114,723 Class C units of the Partnership (the “Class C Consideration”), each of which units are intended to be exchangeable for one share of Class A common stock of the Company (the “Exchange Consideration”), in each case subject to certain adjustments (including customary adjustments for cash, debt, debt-like items, transaction expenses and net working capital at closing) (collectively, the “Transaction Consideration”). The Transaction Consideration is subject to a downward adjustment at closing to account for the percentage of clients (measured by run rate revenue) of Greenspring that do not consent to the transaction.

The Transaction Agreement also provides for the payment of up to $75 million of additional cash consideration as an earnout payment to the Sellers, which shall be payable in 2025 subject to achievement by Greenspring of certain management fee revenue targets for the calendar year 2024.

Upon issuance, the Class A Consideration and Class C Consideration will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or other applicable securities laws, in reliance upon the exemption set forth in Section 4(a)(2) under the Securities Act. The Company has agreed to enter into a registration rights agreement upon the closing of the acquisition providing for the registration under the Securities Act of the Class A Consideration and the Exchange Consideration.

The Transaction Agreement contains customary representations, warranties and covenants of the Sellers, Greenspring and the Company. The consummation of the transactions contemplated by the Transaction Agreement is subject to customary conditions, including (among others) (i) the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (ii) the absence of any law that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions; (iii) the approval for listing of the shares to be issued as Class A Consideration and the shares underlying the Class C Consideration; (iv) the accuracy of the parties’ representations and warranties (subject to customary materiality qualifiers); (v) the compliance by the parties with their respective covenants, obligations and agreements under the Transaction Agreement (subject to customary materiality qualifiers); (vi) the revenue run rate for all consenting clients of Greenspring being greater than 85% (in the case of the Company’s condition to closing) of the revenue run rate for such clients as of March 31, 2021 and (vii) the revenue run rate for all consenting clients of Greenspring being greater than 75% (in the case of Greenspring’s condition to closing) of the revenue run rate for such clients as of March 31, 2021. In addition, the Company has agreed to defer the closing until the earlier of (x) November 8, 2021 and (y) two business days following the date that the Company determines, in good faith, that it is no longer likely to receive a material amount of additional client consents.

The Transaction Agreement also provides that the parties may terminate the Transaction Agreement under certain circumstances, including: (i) by mutual written consent of the Company and GA Inc.; (ii) by either the Company or GA Inc. if the closing of the transaction shall not have occurred on or before January 31, 2022; (iii) by either the Company or GA Inc. for certain material breaches of the Transaction Agreement that are not cured; or (iv) by the Company if GA Inc. or GBOS Inc. fail to deliver the applicable stockholders consents approving the mergers shortly after the signing of the Transaction Agreement.

In the event the Transaction Agreement is terminated by GA Inc. due to the Company’s failure to consummate the transactions as required under the Tranasaction Agreement once all of the conditions to the Sellers’ obligation to close the transaction have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the closing), or due to a breach by the Company of any covenant or agreement, or if any representation or warranty of the Company shall be or have become untrue or inaccurate, in either case, such that any of the closing conditions of the Company would not be satisfied, and any such breach, untruth or inaccuracy is not timely cured, under the Transaction Agreement, the Company will be required to pay Greenspring a reverse termination fee of $36,250,000.

At the closing of the transactions contemplated by the Transaction Agreement, the Company and the Partnership will also amend and restate the existing Stockholders Agreement of the Company and the existing Limited Partnership Agreement of the Partnership, in each case, to provide for certain governance and other rights and restrictions applicable to the Sellers that are issued Class A Consideration and Class C Consideration. In addition, at the closing, certain of the Sellers, the Company and the Partnership will enter into an exchange agreement that provides certain conversion rights into Class A common stock of the Company and restrictions with respect to the Class C Consideration.

The description of the Transaction Agreement and ancillary agreements annexed thereto does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transaction Agreement and such ancillary agreements, copies of which are attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated by reference into this Current Report on Form 8-K. The Transaction Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual or disclosure information about the Company or the other parties to the Transaction Agreement. In particular, the assertions embodied in the representations and warranties contained in the Transaction Agreement are qualified by information in confidential disclosure schedules provided by the parties in connection with the signing of the Transaction Agreement. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties in the Transaction Agreement and were used for the purpose of allocating risk between the parties rather than establishing matters as facts. The Transaction Agreement contains representations, warranties and covenants by the parties to the Transaction Agreement, and those representations, warranties and covenants may apply standards of materiality in a way that is different from what may be viewed as material to the reader or other investors. Accordingly, investors should not rely on the representations, warranties and covenants in the Transaction Agreement, or any description thereof, as characterizations of the actual state of facts or conditions. Investors should review the Transaction Agreement, or any descriptions thereof, not in isolation, but only in conjunction with the other information about the Company that it includes in reports, statements and other filings it makes with the Securities and Exchange Commission.

Financing of the Acquisition

The Company expects to finance the acquisition with debt or equity financing, or a combination thereof, which could include bridge loans, term loans, revolving credit agreements, equity issued in capital markets transactions or any combination thereof, together with cash on hand. In connection with entering into the Transaction Agreement, the Company has entered into a commitment letter (the “Commitment Letter”), dated as of July 7, 2021, with JPMorgan Chase Bank, N.A. (the “Commitment Party”), pursuant to which, subject to the terms and conditions set forth therein, the Commitment Party has committed to provide a 364-day senior secured bridge term loan facility in an aggregate principal amount of up to $175 million (the “Bridge Facility”), to fund a portion of the consideration for the acquisition. Bridge Facility availability is subject to reduction in equivalent amounts upon any incurrence by the Company of loans and/or the issuance of notes in a public offering or private placement prior to the consummation of the acquisition and upon other specified events, subject to certain exceptions set forth in the Commitment Letter. The funding of the Bridge Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter, and (ii) the consummation of the acquisition in accordance with the Transaction Agreement.

The foregoing description of the Commitment Letter and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the Commitment Letter, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On July 7, 2021, the Company issued a press release announcing the execution of the Transaction Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The Company also published a presentation with respect to the acquisition. The presentation can be found at https://shareholders.stepstonegroup.com/.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Transaction Agreement, dated July 7, 2021, by and among, StepStone Group Inc., StepStone Group LP, certain wholly-owned subsidiaries of StepStone Group LP, the sellers party thereto, Greenspring Associates, Inc. and certain of its affiliates and Shareholder Representative Services LLC, as Seller Representative.

10.1	Commitment Letter, dated as of July 7, 2021, by and among StepStone Group Inc. and JPMorgan Chase Bank, N.A..

99.1	Press Release of StepStone Group Inc. dated July 7, 2021.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2021	StepStone Group Inc.

	By:	/s/ Jason P. Ment
Jason P. Ment
President and Co-Chief Operating Officer